Exhibit 99.1

Frank’s International N.V. 10260 Westheimer Rd, Suite 700 Houston, Texas 77042

PRESS RELEASE	FOR IMMEDIATE RELEASE

FRANK’S INTERNATIONAL ANNOUNCES BUSINESS UPDATE

March 23, 2020 - Houston, Texas - Frank’s International N.V. (NYSE: FI) (the “Company” or “Frank’s”) today provided the following update in response to current and potential business disruptions resulting from the spread of COVID-19 as well as recent changes in the oil and gas supply and demand fundamentals.

Michael Kearney, Frank’s International Chairman, President and Chief Executive Officer, announced, “We are closely monitoring the global risks to public health and the slowdown in business activity related to the COVID-19 pandemic. The health and safety of Frank’s employees and their families, customers and communities is our top priority. We are responding by observing rigorous safety protocols and contingent operational plans to ensure we continue to service our customers while acting on the current guidance of health authorities across our global network.

“In addition, we are re-evaluating our financial outlook based on the further challenges to our business due to the sharp decline in commodity prices, which are leading our customers to reconsider their capital spending plans for 2020 and beyond. Although the situation remains fluid, based on the most recently available information, we expect to be materially impacted by reduced customer spending and activity, particularly in the U.S. onshore market and as related to rig operations that may be affected by COVID-19 impacts.

“Despite these circumstances beyond our control, the Frank’s management team continues to employ measures to ensure our balance sheet strength is maintained and our customers’ needs are met through this difficult period. We believe the Company has optionality to address the anticipated business declines and we are acting rapidly to changing conditions to further reduce our cost structure, defer or eliminate certain capital spending projects and constrain spending of all kinds. Our project management office overseeing the profitability improvement project is actively evaluating additional cost reductions that can be implemented. We are confident that we will exceed our targeted $30 million in cost reductions for 2020 and continue to move forward in transforming the Company’s operational efficiency for the long-term benefit of our employees, customers and shareholders. While it seems clear we will not be able to reach our 2020 revenue objectives, through incremental cost containment and capital expenditure controls, we hope to mitigate, to the maximum extent possible, the anticipated negative financial consequences. These recent and evolving circumstances lead us to believe there is significant downside risk to our previous guidance and these prior comments should no longer be relied upon as the Company’s view of its forecasted financial performance,” Mr. Kearney concluded.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections and operating results, the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, unique risks associated with offshore operations, political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry and other guidance. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance.

Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

About Frank’s International

Frank’s International N.V. is a global oil services company that provides a broad and comprehensive range of highly engineered tubular running services, tubular fabrication, and specialty well construction and well intervention solutions with a focus on complex and technically demanding wells. Founded in 1938, Frank’s has approximately 3,100 employees and provides services to leading exploration and production companies in both onshore and offshore environments in approximately 50 countries on six continents. The Company’s common stock is traded on the NYSE under the symbol “FI.” Additional information is available on the Company’s website, www.franksinternational.com.

Contact:

Blake Holcomb – Investor Relations

Blake.Holcomb@franksintl.com

713-231-2463

Alison Greene – Manager, Corporate Communications

Alison.Greene@FranksIntl.com

713-358-7307

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